UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 21, 2022

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building III, Suite 201

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 21, 2022, Savara Inc. (the “Company”) and its subsidiary, Aravas Inc. (“Aravas”), entered into an Amended and Restated Loan and Security Agreement (the “SVB Loan Agreement”) between the Company and Aravas, as co-borrowers, and Silicon Valley Bank, as lender (the “Lender”), which amended and restated in its entirety that certain Loan and Security Agreement between the Company and Aravas, as co-borrowers, and the Lender dated April 28, 2017, as subsequently amended on October 31, 2017, December 4, 2018, January 31, 2020, and March 30, 2021 (the “Prior Agreement”).

The SVB Loan Agreement provides for a $26.5 million term loan facility, the proceeds of which will be used to refinance all outstanding obligations under the Prior Agreement.

Pursuant to the SVB Loan Agreement, the loan has an interest-only monthly payment through April 21, 2026 (the “Interest-Only Period”) and thereafter equal monthly installments of principal plus interest over 12 months until April 21, 2027 (the “Maturity Date”). However, the Company may elect to extend the Interest-Only Period until the Maturity Date if it maintains cash and cash equivalents equal to at least 1.75 times the outstanding principal amount of the loan during the fifth year. If the Interest-Only Period is extended, all principal and unpaid interest is due and payable on the Maturity Date.

The loan bears interest at a floating rate equal to the greater of (i) 3% and (i) the prime rate reported in The Wall Street Journal, minus a spread of 0.5%. Savara is obligated to pay customary closing fees and a final payment of 2.75% of the principal amount advanced under the facility. The Company may prepay the loan in whole or in part at any time, subject to a prepayment fee of 4.25% if prepaid within the first anniversary of the closing date and 1.0% if prepaid between the first and second anniversaries of the closing date. Following the second anniversary, there is no prepayment fee.

The obligations of the Company are secured by substantially all of the Company’s assets, excluding intellectual property and subject to certain other exceptions and limitations.

The SVB Loan Agreement contains customary affirmative and negative covenants, including among others, covenants limiting the ability of the Company and its subsidiaries to dispose of assets, permit a change in control, merge or consolidate, make acquisitions, incur indebtedness, grant liens, make investments, make certain restricted payments and enter into transactions with affiliates, in each case subject to certain exceptions. Additionally, the SVB Loan Agreement contains an affirmative covenant providing that if the Company’s balance of cash and cash equivalents falls below $40 million, the Company is required to maintain cash and cash equivalents equal to at least (i) six months of operating expenses and (ii) 1.2 times the outstanding principal amount of the loan (or 1.75 in the final year of the loan if the Interest-Only Period is extended).

Upon an event of default, the Lender may declare the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the SVB Loan Agreement. The events of default under the SVB Loan Agreement include, among others, payment defaults, covenant defaults, a material adverse change default, bankruptcy and insolvency defaults, cross-defaults to other material indebtedness, judgment defaults, and defaults related to inaccuracy of representations and warranties. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the SVB Loan Agreement at a per annum rate of interest equal to 5.0% above the applicable interest rate.

The Lender and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the SVB Loan Agreement is qualified in its entirety by reference to the full text of the SVB Loan Agreement which the Company plans to file with its Form 10-Q for the period ended March 31, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” under the caption “Loan and Security Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2022		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer